Exhibit 99.6

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

March 28, 2008

Board of Directors

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Re:	Amendment No. 4 to the Registration Statement on Form S-4 of Macrovision

Solutions Corporation (the “Registration Statement”) to be filed with the SEC on or about March 28, 2008

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated December 6, 2007. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement on Form S-4 under the captions “Summary”, “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers – Background of the Mergers”, “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers – Macrovision’s Reasons for the Macrovision Merger; Recommendation of the Macrovision Merger by the Macrovision Board of Directors”, “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers – Certain Macrovision Projections”, “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers – Opinions of Macrovision’s Financial Advisors”, and to the inclusion of our opinion in the Joint Proxy Statement-Prospectus included in the Registration Statement, appearing as Annex D to such Joint Proxy Statement-Prospectus.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.